INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement, relating to $500,000,000 in Debt Securities and Common Stock, of Plexus Corp. on Form S-3 of our report dated May 31, 2000 relating to the financial statements of the Contract Electronics Manufacturing Services Operations of Elamex, S.A. de C.V. as of and for the year ended December 31, 1999, appearing in Amendment No. 1 to the Current Report on Form 8-K/A under the Securities Act of 1934 of Plexus Corp. dated May 23, 2000. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/Deloitte & Touche LLP

Houston, Texas
August 31, 2000